Use these links to rapidly review the document

Filed pursuant to Rule 424(b)(5)
Registration No. 333-195693

               CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(1)

Common Stock, par value $.01 per share (including the associated preferred share purchase right)	5,357,200	$84.00	$450,004,800	$57,960.62

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To prospectus dated May 5, 2014)

5,357,200 Shares

DST Systems, Inc.

Common Stock

              The selling stockholders named in this prospectus supplement are offering 5,357,200 shares of our common stock. We have agreed to help facilitate a registered, secondary common stock offering of $450 million (before any exercise by the underwriters of their option to purchase additional shares) of our common stock beneficially owned by the selling stockholders, which this offering is intended to satisfy. We will not receive any proceeds from the shares of common stock sold by the selling stockholders in this offering. Each share of common stock will be sold with a right to purchase Series A Preferred Stock pursuant to our Rights Plan, as described in the section of the accompanying prospectus entitled "Description of Capital Stock—Rights Agreement."

              Concurrently with the completion of this offering, we have agreed to purchase 2,429,543 shares of common stock from the selling stockholders at the price of $82.32 per share as described in the section of this prospectus supplement entitled "Prospectus Summary—Recent Developments—Concurrent Transactions with the Argyros Group."

              Our shares trade on the New York Stock Exchange under the symbol "DST." On May 8, 2014, the last sale price of the shares as reported on the New York Stock Exchange was $85.59 per share.

              Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page S-11 of this prospectus supplement.

	Per Share	Total
Public offering price	$84.00	$450,004,800
Underwriting discount	$3.36	$18,000,192
Proceeds, before expenses, to the selling stockholders	$80.64	$432,004,608

              The underwriters may also exercise their option to purchase up to an additional 267,860 shares from the selling stockholders, at the public offering price, for 30 days after the date of this prospectus supplement.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The shares will be ready for delivery on or about May 14, 2014.

BofA Merrill Lynch	Morgan Stanley

Baird	Credit Suisse	Wells Fargo Securities

Avondale Partners	Evercore	Sterne Agee

The date of this prospectus supplement is May 8, 2014.

Prospectus Supplement

Prospectus

S-i

 ABOUT THIS PROSPECTUS SUPPLEMENT

              This document is in two parts. The first part is this prospectus supplement, which contains specific information about us and the selling stockholders and the terms on which the selling stockholders are offering and selling our common stock. The second part is the accompanying prospectus dated May 5, 2014, which contains and incorporates by reference important business and financial information about us and other information about the offering.

              This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a shelf registration process. Under this shelf registration process, the selling stockholders may, from time to time, sell shares of our common stock in one or more offerings. In this prospectus supplement, we provide you with specific information about the shares of our common stock that the selling stockholders are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock, the selling stockholders and other information you should know before investing. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under "Information Incorporated by Reference" beginning on page S-31 of this prospectus supplement before investing in our common stock. To the extent there is a conflict between the information contained in this prospectus supplement, the information contained in the accompanying prospectus or the information contained in any document incorporated by reference herein or therein, the information contained in the most recently dated document will control. Generally, when we refer to the prospectus, we are referring to both parts of this document combined.

              We are responsible for the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus. Neither we, the selling stockholders nor any of the underwriters have authorized anyone to provide you with different information. We are not, and the selling stockholders and the underwriters are not, making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, this offering and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

              Before you invest in our common stock, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

              The description of certain terms of our letter agreement, stock repurchase and offering agreement and governance and standstill agreement with the Argyros Group under "Prospectus Summary—Recent Developments—Concurrent Transactions with the Argyros Group" does not purport to be complete and is qualified in its entirety by reference to such agreements.

              When used in this prospectus supplement, the terms "DST Systems," "Company," "we," "our" and "us" refer to DST Systems, Inc. and its subsidiaries, unless otherwise specified.

S-ii

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

              This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, and other statements that the Company may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, with respect to the Company' financial condition, results of operations, business performance, strategies, expectations and other matters. Such forward-looking statements are based upon assumptions by the Company's management, as of the date of this prospectus, including assumptions about risks and uncertainties faced by the Company. In addition, management may make forward-looking statements orally or in other writings, including, but not limited to, in press releases, in its annual report and in the Company's other filings with the SEC. Forward-looking statements include, but are not limited to, (i) all statements, other than statements of historical fact, that address activities, events or developments that the Company expects or anticipates will or may occur in the future or that depend on future events, or (ii) statements about our future business plans and strategy and other statements that describe the Company's outlook, objectives, plans, intentions or goals, and any discussion of future industry trends or operating or financial performance. Whenever used, words such as "may," "will," "would," "should," "potential," "strategy," "anticipates," "estimates," "expects," "project," "predict," "intends," "plans," "believes," "targets" and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements. If any of management's assumptions prove incorrect or should unanticipated circumstances arise, the Company's actual results could materially differ from those anticipated by such forward-looking statements. You should carefully read the risk factors described in "Risk Factors" herein and in the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward looking statements. Readers are strongly encouraged to consider those factors when evaluating any forward-looking statements concerning the Company. The Company undertakes no obligation to update any forward-looking statements in this prospectus supplement to reflect new information, future events or developments, or otherwise.

S-iii

 PROSPECTUS SUMMARY

              The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all the information that is important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein, before making an investment decision.

 DST SYSTEMS

Our Company

              We are a leading provider of proprietary technology-based information processing and servicing solutions to many of the largest financial services and healthcare companies around the world. We serve clients in the asset management, brokerage, retirement, insurance, healthcare, telecommunications, utility and other markets. Our solutions help clients process, communicate and safeguard critical customer information. The services we provide include transaction processing, business process outsourcing, ancillary consulting and professional services, information technology services (such as data and software hosting), integrated print, mail and electronic customer communications solutions and data analytics. We provide these services using our deep industry knowledge, proprietary technology and scalable infrastructure for clients that operate in complex, highly regulated, and high-volume transactional business environments. Our business was established in 1969 and had operating revenues of $1,960.6 million in 2013.

              We manage our business through three primary operating segments: Financial Services, Healthcare Services and Customer Communications. Our investments in equity securities, private equity, real estate and other financial interests have been aggregated into our Investments and Other Segment.

              Financial Services.    The Financial Services Segment is our largest operating segment. Through this segment, we primarily provide investor services and asset distribution services. Investor services include the tracking of purchases, redemptions, exchanges and transfers of shares; maintaining investor identification and ownership records; reconciling cash and share activity; processing dividends; reporting sales; providing clearing services; performing tax and other compliance functions; and providing information for printing of investor trade confirmations, statements and year-end tax forms. In the United States, we provide investor services to mutual funds, brokerage firms, retirement plans and alternative investment funds such as real estate investment trusts, or REITs. We are the largest provider of third-party investor recordkeeping services to the U.S. mutual fund industry and there are over 100 million investor recordkeeping positions tracked by our systems. Our investor services are provided either under a software as a service, or SaaS, model or on a business process outsourcing, or BPO, basis by us or our domestic joint venture. Revenues are primarily based on the number of accounts, participants or transactions processed. Our investor BPO service offerings are enhanced by our proprietary workflow software, which is also licensed separately to clients. Internationally, in Australia and the United Kingdom, we license software solutions to funds and fund managers, who perform participant accounting and recordkeeping for the wealth management and retirement savings market. We also provide investor services on a SaaS and BPO basis internationally (United Kingdom, Canada, Ireland and Luxembourg) solely through our joint ventures with State Street Corporation.

              In addition, we provide asset distribution services through the Financial Services Segment ranging from consulting to active wholesaling and marketing for open-end mutual funds, exchange-traded funds, or ETFs, closed-end funds and alternative investment funds. We also offer distribution support solutions. These include an aggregating website designed for financial advisors and broker/dealer back-office operations which provides access to consolidated account information across all of an investor's product relationships. In addition, we provide a centralized data delivery source for investor account detail from mutual fund, variable annuity, and REIT companies that provides advisors and broker/dealer back offices transactional and position information. We also provide asset management services, through the utilization of sub-advisors and index providers and have approximately $12.8 billion in assets under management as of March 31, 2014. The Financial Services Segment contributed approximately 49% of our consolidated operating revenue in 2013.

              Healthcare Services.    The Healthcare Services Segment is comprised of the Argus Health Systems and DST Health Solutions, or DSTHS, businesses. Through this segment, we provide solutions to health plans and managed care organizations, including claims adjudication, benefit management, care management, business intelligence and other ancillary services. We offer solutions to both the medical and pharmacy benefits components of a health plan or managed care organization's business.

              Argus is a pharmacy benefit administrator with 444 million paid claims during 2013. Argus provides health care information management services supporting commercial, Medicaid and Medicare Part D plans to pharmacy benefit managers, managed care organizations, insurance companies, pharmaceutical manufacturers and distributors and third party administrators. Argus derives revenue from pharmacy claims processing services, and from the management of pharmacy networks, call center services, pharmaceutical rebate administration and clinical programs and management reporting for the benefit of their customers. Further, Argus' revenues include investment earnings related to client cash balances maintained in our bank accounts.

              DSTHS is a medical claims benefit manager for approximately 23.9 million covered lives as of March 31, 2014. DSTHS provides processing systems, integrated care management applications, analytic solutions and BPO services for payors and providers in the U.S. healthcare industry. DSTHS' services are marketed to health insurance companies, health plans, benefits administrators, private physician practices and hospital-based physician groups. DSTHS processing services are offered on a BPO, SaaS or software license basis. Services are offered on a stand-alone basis to complement health plans, existing operations or systems, or as part of an integrated package of systems and comprehensive administrative solutions. The Healthcare Services Segment contributed approximately 17% of our consolidated operating revenue in 2013.

              Customer Communications.    The Customer Communications Segment offers a full range of integrated print, mail and electronic communications services to clients in the United States, Canada and the United Kingdom. Through this segment, we produce individualized communications for our client's customers such as investment fund statements, explanation of health benefit statements and monthly utility bills. We provide the formatting, printing, mailing, electronic presentment and archiving of these types of communications. The Customer Communications Segment also provides postal services to help clients optimize mail efficiencies and streamline postage expenses. Approximately 50% of the services provided by this segment are for clients in the financial services and healthcare services industries. Additionally, we provide services to the retail banking, insurance, consumer finance, video/broadband, telecommunications, utilities, retail and other service industries and are one of the largest first-class mailers in the United States. Revenues in this segment are derived from presentation and delivery (either print or digital), mailing fees and archiving of customer documents, and are based generally on the number of images or packages processed and the range of customization and personalization options chosen by the client. The Customer Communications Segment contributed approximately 33% of our consolidated operating revenue in 2013.

              Investments and Other.    The Investments and Other Segment is comprised of our investments in equity securities, private equity investments, real estate and other financial interests. The assets held in the Investments and Other Segment are primarily passive in nature. As of March 31, 2014, the segment holds investments in available-for-sale equity securities with a market value of approximately $578.1 million, including approximately 6.4 million shares of State Street with a market value of $446.8 million. At March 31, 2014, we had accumulated a deferred tax liability of approximately

$173.6 million associated with our available-for-sale securities. We also have other equity investments held at cost of $166.3 million. We also own and operate real estate mostly in North America and the United Kingdom, primarily for lease to our other business segments. We are a partner in real estate joint ventures that lease office space to us, other unconsolidated affiliates and unrelated third parties. The Investments and Other Segment contributed approximately 1% of our consolidated operating revenue in 2013.

Industry Trends

              We operate in several segments of the diversified global processing services industry that are benefitting from significant demographic and industry trends, which we believe will enable long-term growth and demand for our services. We believe the key drivers of demand for our services include:

              Aging population.    The average age of the world's population is increasing. According to the United States Centers for Disease Control and Prevention, the average United States life expectancy has risen from 73.7 years in 1980, to 76.8 years in 2000, and to 78.7 years in 2010, and trends are similar in other developed countries around the world. Every day for the next 19 years, 10,000 baby boomers will turn 65, the traditional retirement age in the United States. On a global basis, the world's population of people over 65 years of age will have doubled to 1.3 billion by 2040. As demographics continue to shift around the world and the population ages, we believe there is more opportunity and potential demand for our services. In financial services, we maintain a leading retirement account processing solution alongside our variety of mutual, alternative investment and tax-advantaged fund processing solutions. Further, as one of the largest providers of Medicare Part D pharmacy claims processing and as one of the largest processors of medical claims, we believe we will experience increased demand for our services as populations age and have a greater need for healthcare.

              Increased complexity and regulatory oversight.    The continued expansion of regulation will favor specialized, third-party providers of recordkeeping and account processing. The two main industries in which we operate, financial services and healthcare, have seen an increase in legal and regulatory requirements, including regulations enacted by the Securities and Exchange Commission, Financial Industry Regulatory Authority, the Financial Crimes Enforcement Network and Office of Foreign Assets Control, as well as the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the USA Patriot Act, the Patient Protection and Affordable Care Act, the Health Insurance Portability and Accountability Act of 1996, and various anti-money laundering regulations. We believe the burden and incremental cost of compliance and the ramifications of non-compliance with complex and changing regulations will likely compel asset managers, brokerage firms, and healthcare services providers towards experienced companies such as ourselves with the scale and specialization to handle their compliance needs, rather than keeping these processes in house. We believe this trend will continue to expand the available market for our services.

              ETFs and non-traditional asset classes increasing in volume.    Various types of investments such as ETFs, REITs, and master limited partnerships, or MLPs, in addition to traditional equity and debt mutual funds, have grown in popularity. Through recordkeeping, distribution and management capabilities for these assets, we expect to continue to take advantage of this trend. For example, through ALPS Holdings, Inc., we are the exclusive distributor for the Select Sector SPDR ETFs, which had $79.6 billion in assets as of March 31, 2014. Additionally, we are the named advisor, administrator and distributor of the ALPS Alerian Master Limited Partnership ETF, which had $7.8 billion in assets under management as of March 31, 2014.

              Demand for top-tier data security.    According to the Open Security Foundation, 267 million records were compromised globally in 2012 across 2,644 incidents, more than doubling from the prior year by number of breaches. In the United States, a survey by the Ponemon Institute found that the average organizational cost per event in 2012 was $5.4 million, or the equivalent of $194 per compromised record—with breaches in the healthcare and financial services industries leading in volume. The data and records that we process in the financial and healthcare industries are considered highly sensitive. Our data system intrusion safeguards and detection capabilities help our clients protect their highly sensitive information and avoid costly data breaches. We believe that the rise in cyber-attacks and demand for top-tier data security is an important purchasing consideration in outsourcing and vendor selection for our current and potential clients.

              Increasing demand for data analytics.    The global market for data analytics is growing rapidly from a large base, and is projected to become a $40.0 billion market in 2017, a compound annual growth rate of 12.7% from the 2013 market size of $24.8 billion. Meanwhile, 55% of business leaders report that their organization plans to increase its use of big data analytics to support decision making. In our Healthcare Services Segment, The Johns Hopkins Adjusted Clinical Groups System, or ACG®, has been integrated into our predictive analytics solution, CareAnalyzer®, which is used by health plans and provider organizations nationally to solve complex healthcare quality, financial risk, and provider network challenges. As the demand for data analytics and insights continues to rise, we are developing additional capabilities to analyze the data that we already process for our clients and other client data to provide our clients with insights into their customers' needs and preferences.

              Increasing willingness to outsource processing services.    Companies that have traditionally relied on internal systems to record, manage, analyze and control company and customer data, may find it to be cumbersome, time-consuming and cost prohibitive. As a result, we believe there is a trend towards outsourcing a growing percentage of their business processes to benefit from specialized process execution and to reduce costs. We believe that companies in the industries we serve are increasingly looking to focus on core operations, expand into new markets, streamline organizations and handle increased transaction volumes. We believe the resulting increase in demand for independent processing and outsourcing vendor services will expand our market opportunity.

Our Competitive Strengths

              As a leading global provider of technology-based business processing, data management, and customer communications solutions to our clients, we believe we are well positioned for continued growth due to our leadership and expertise in each of our respective lines of business along with the breadth and depth of our offerings. We believe the following are our competitive strengths:

              Leadership position in industries served.    We have leading positions in each of the markets our three operating segments serve. In the Financial Services Segment, we are the largest provider of third-party investor recordkeeping services, also known as transfer agency services, to the mutual fund industry. As of March 31, 2014, we provide these services for approximately 71.1 million registered accounts and 27.0 million subaccounts in the United States. We also serve 7.1 million defined contribution retirement participant accounts. We provide over 160,000 financial advisors access to approximately 475 participating investment product manufacturers through our DST Vision service.

              Argus is a leading independent provider of pharmacy claims management services supporting commercial, Medicaid, and Medicare Part D plans. We are one of the largest Medicare Part D pharmacy claims processors. In 2013, Argus processed 444 million paid claims.

              We believe we are one of the leading providers of transactional customer communications solutions. We are one of the largest first-class mailers in the United States and utilize sophisticated inkjet system printers coupled with high speed inserters and presort equipment, in large scale regional facilities in Canada, the United States and the United Kingdom. In 2013, our Customer Communications Segment produced over 11.4 billion images and mailed over 2.9 billion packages.

              Longstanding customer relationships.    We have a large and diverse global customer base that is comprised of many of the world's largest financial and healthcare companies. Our customer relationships generally span multiple years, and the length of our relationships with the top five customers have averaged 34 years in the Financial Services Segment, 17 years in the Healthcare Services Segment and 12 years in the Customer Communications Segment.

              Scalable operating model.    For each of our business segments, we have put in place technology and infrastructure that enable us to realize economies of scale. For our Financial Services Segment, we primarily utilize a common technology infrastructure and common proprietary platform in the United States that is scalable for our investor servicing. Within our Healthcare Services Segment, Argus' proprietary claims processing system is a highly scalable and comprehensive system for the administration of prescription claims adjudication, eligibility, pharmacy management, and related activities. In the Customer Communications Segment, we believe our investments in technology and infrastructure and other process improvement initiatives will improve operating leverage. We believe that our leading market positions and operating scale allow us to realize economy of scale advantages as we add more accounts and clients.

              Robust technology platform and infrastructure.    We have made and continue to make substantial investments in software, technology and infrastructure. We have developed robust platforms and use licensed software that provide advanced system intrusion and detection capabilities while enabling our clients convenient and secure access to critical information stored in the highly secure data centers that we own and operate, as the data and records we process are considered highly sensitive. These investments in technology and infrastructure, along with the trust earned from our clients through continued high levels of service, provide us a competitive advantage.

              Deep regulatory compliance expertise.    Over the past four decades, we have grown to be a leader in secure, compliant processing solutions for the financial services and healthcare services industries, two highly complex and regulated markets. We have maintained our market leadership and the trust of our clients over this period as we continue to adapt to a shifting and complex regulatory environment. We expect that increasing regulations will drive demand for our services and expertise.

              Attractive business model with significant recurring and diversified sources of revenue.    We derive our revenue through a diversified service offering across our Financial Services, Healthcare Services and Customer Communications Segments. In each of these operating segments, we provide a variety of services to a highly diversified global client base. Our services are integrated with the internal systems, processes, and database architecture of our clients, which can result in significant switching costs. Due to this high level of integration, and length of our relationships with clients, most of our revenue comes from providing products and services under contracts with long-term clients, which provides us significant revenue visibility.

              Experienced management team with proven track record.    We have a strong, highly experienced and committed team in each of our segments. Combined, our management team has an average of over 16 years of experience with us and an average of 30 years of experience in the industries we serve.

Our Business Strategy

              To grow and achieve our strategic objectives, we are aggressively pursuing the following initiatives:

              Strengthen and expand existing client relationships.    We have developed longstanding relationships with many of the world's largest companies, particularly in the financial and healthcare sectors. In addition to gaining new clients, we intend to continue to strengthen and grow existing relationships in a manner which will also help our clients grow their own businesses.

              Develop new and innovative products and services.    As a market leader, we help clients keep pace with the rapidly changing market dynamics by developing new and innovative products and services for the industries we serve to continue to meet the needs of our clients. We intend to continue to dedicate human resources and capital into staying on the cutting edge in all of the industries we serve.

              Help our clients leverage data.    We process large amounts of customer data that resides in our proprietary systems, which gives us the opportunity to offer a differentiated data analytics service. This customer data, such as brokerage and claims information together with public data, customer input and investments in technology, has positioned us to continue to develop a compelling and economically actionable data analytics platform. We plan to continue developing our data analytics platform to provide our clients with high value services that deliver concrete, prescriptive recommendations that enable them to better target campaigns to specific customers.

              Monetize non-core assets.    We hold various publicly traded and private investments in the form of available-for-sale securities, private investments and third-party occupied real estate. We intend to continue to prudently monetize these non-core assets to fund investment in our core businesses, finance opportunistic acquisitions, and return capital to shareholders.

              Selectively pursue strategic acquisitions.    We seek to continue to build scale and access new markets through opportunistic strategic acquisitions. We plan to pursue acquisitions that will enable us to expand the range of our service offerings to offer a broader product portfolio to our global client base. We follow a selective approach to acquisitions, focusing on quality businesses that are consistent with our strategy and that can further leverage our technology and infrastructure, distribution channels and management expertise.

 Recent Developments

Concurrent Transactions with the Argyros Group

              On March 23, 2014, we entered into a letter agreement with the Argyros Family Trust and certain of its affiliates (the "Argyros Group"), pursuant to which the Argyros Group withdrew their notice of director nominations and corporate governance proposals originally submitted to the Company on February 12, 2014 and agreed to vote all of the shares of our common stock beneficially owned by the Argyros Group in favor of each of our two nominees, John W. Clark and Lynn Dorsey Bleil, as well as support our recommendations with respect to voting for stockholder proposals, at our 2014 annual meeting. This agreement also provides that, if Mr. Clark, or his replacement, is unable to serve as a nominee for election as director at our 2014 annual meeting or unable to serve as a director during the three-year term for which Mr. Clark is elected, for any reason, the holder(s) of a majority of the shares held by the Argyros Group as of the date of the letter agreement will have the right to submit the name of a replacement to us for our reasonable approval.

              In addition, we agreed to enter into a two-step process consisting of this offering and the Repurchase (as defined below) to help facilitate the disposition of a substantial portion of the Argyros Group's ownership of our common stock and to grant the Argyros Group certain registration rights with respect to their remaining shares of our common stock.

              In furtherance of our agreement with the Argyros Group, on May 5, 2014, we entered into a stock repurchase and offering agreement with the Argyros Group pursuant to which we agreed to help facilitate a registered, secondary common stock offering of $450 million (before any any exercise by the underwriters of their option to purchase additional shares) of our common stock beneficially owned by the selling stockholders, which this offering is intended to satisfy. We also agreed to purchase an additional $200 million of our common stock beneficially owned by the selling stockholders and not sold in this offering at the gross price per share at which the shares of common stock are sold to the public in this offering, less one half of the underwriting discount (the "Repurchase"). Our obligation to consummate the Repurchase is conditioned on the completion of this offering and the offering is at least $450 million (before any exercise by the underwriters of their option to purchase additional shares). Pursuant to a registration rights agreement we entered into with the Argyros Group concurrently with this agreement, upon consummation of this offering and the Repurchase, or in the event we do not comply with our obligations with respect to this offering under the stock repurchase and offering agreement or we are unable for any reason to consummate the Repurchase, we will, among other things, grant the Argyros Group two (or three in the event we fail to meet certain of our obligations pursuant to the stock repurchase and offering agreement) demand registration rights with respect to their remaining shares of our common stock. Such demand registration rights would require at least $50 million of our common stock beneficially owned by the Argyros Group to be offered per each registration and the right of the Argyros Group to such demand registrations would expire on April 24, 2019.

              Concurrently with the stock repurchase and offering agreement, we entered into a governance and standstill agreement with the Argyros Group. The governance and standstill agreement provides for certain standstill provisions restricting the Argyros Group from certain actions as a holder of our common stock and outlines the ongoing rights of the Argyros Group to submit director nominees for election to our board of directors. The standstill provisions, among other things, restrict the Argyros Group from: acquiring shares of our securities; taking any steps to effect any merger involving us or the sale of our assets, engaging in any proxy contests or consent solicitations with regard to us; submitting any stockholder proposals to us and making any announcements inconsistent with any of the foregoing. In addition to the provisions described above, the governance and standstill agreement also prohibits the Argyros Group from selling shares representing beneficial ownership of more than 4.9% to any person or group unless such person or group agrees to be bound by the standstill and governance restrictions of the agreement. The governance provisions provide that, on the earlier of the consummation of this offering and the Repurchase, the first date on which the Argyros Group owns less than 10% of our outstanding common stock and the expiration of Mr. Brent L. Law's, or his replacement's, current term as a director, Mr. Law, or his replacement, will resign from our board of directors. In addition, Mr. Clark, as described above, has been nominated for election as a director at our 2014 annual meeting. For so long as the Argyros Group owns 5% or more of our outstanding common stock, the Argyros Group will have the right to nominate one director for election at our annual meeting unless a nominee named by the Argyros Group already sits on our board and is not up for election at such annual meeting. On the first date the Argyros Group beneficially owns less than 5% of our outstanding common stock, Mr. Clark, or his replacement, will resign from our board. As a result, upon the closing of this offering and the Repurchase, both Mr. Law and Mr. Clark will resign from our board. We do not currently intend to appoint replacement directors at this time.

              Our board of directors has also authorized us to enter into indemnification agreements with our directors and executive officers, which agreements will provide our directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate, to provide additional procedural protection.

              Our principal office is located at 333 West 11th Street, Kansas City, Missouri, 64105. Our telephone number is (816) 435-1000.

 THE OFFERING

DST Systems common stock offered by the selling stockholders	5,357,200 shares
Option to purchase additional shares	267,860 shares. Except as otherwise indicated, all information in this prospectus supplement reflects no exercise of the underwriters' option to purchase additional shares.
DST Systems common stock outstanding immediately after this offering and the Repurchase	39,691,686 shares or 39,691,686 shares if the underwriters exercise their option to purchase additional shares in full, assuming completion of the Repurchase.
DST Systems common stock to be held by the Argyros Group immediately following this offering and the Repurchase	1,416,558 shares or 1,148,698 shares if the underwriters exercise their option to purchase additional shares in full, assuming completion of the Repurchase.
Concurrent repurchase

Concurrently with the completion of this offering, we have agreed to purchase 2,429,543 shares of common stock from the selling stockholders at the price of $82.32 per share. Our obligation to consummate the Repurchase is conditioned on the completion of this offering and the offering is at least $450 million (before any exercise by the underwriters of their option to purchase additional shares). Repurchased shares will be cancelled.

Use of proceeds	The Company will not receive any proceeds from the sale of common stock in this offering.
Voting rights

The holders of common stock are entitled to vote on the basis of one vote for each share held, except that in all elections for directors, each stockholder shall have the right to cast as many votes in the aggregate as shall equal the number of voting shares held by him or her, multiplied by the number of directors to be elected at such election, and each stockholder may cast the whole number of votes he or she has the right to cast either in person or by proxy, for one candidate or distribute them among two or more candidates.

New York Stock Exchange symbol for our common stock	"DST"

Risk factors

Investing in our common stock involves risks. See "Risk Factors" beginning on page S-11 of this prospectus supplement and the sections entitled "Risk Factors" beginning on page 19 of our most recent Annual Report on Form 10-K for the year ended December 31, 2013 and beginning on page 42 of our most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, each of which is incorporated by reference herein, for a discussion of certain risks you should consider before investing in our common stock.

              Each share of common stock will be sold with an associated right, or Right, which entitles the holder, if such Right becomes exercisable, to purchase from the Company 1/1000th of a share of its Series A Preferred Stock for each share of common stock, or in some circumstances, shares of its common stock, other securities, cash or other assets. The Rights trade together with the common stock. The holders of our common stock are subject to our Rights Plan. See "Description of Capital Stock—Rights Agreement" in the accompanying prospectus.

              Unless the context requires otherwise, the number of shares of our common stock to be outstanding after this offering is based on 42,121,229 shares outstanding as of April 30, 2014 and gives effect to the Repurchase. For purposes of the foregoing amounts, the number of shares of our common stock to be outstanding after this offering excludes:

  •
  an aggregate of 13,718 shares of common stock issuable to our non-employee directors as part of their annual compensation package;

  •
  approximately 1.6 million shares of common stock issuable upon the exercise of outstanding stock options at a weighted average price of $28.31 per share;

  •
  an aggregate of 0.6 million shares of common stock reserved for future grants under equity incentive plans; and

  •
  approximately 0.6 million shares of common stock relating to unvested restricted stock units.

RISK FACTORS

              Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus supplement and the accompanying prospectus before deciding whether to purchase our common stock. In addition, you should carefully consider, among other things, the matters discussed under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2013, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and other documents that we subsequently file with the SEC, all of which are incorporated by reference into this prospectus supplement and the accompanying prospectus. The risks and uncertainties described below, in our Annual Report on Form 10-K for the year ended December 31, 2013 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any such risks actually occur, our business, financial condition and results of operations would suffer. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Risks Related to the Offering

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.

              Sales by us or our stockholders of a substantial number of shares of our common stock in the public markets following this offering, or the perception that these sales might occur, could cause the market price of our common stock to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities.

              We may issue common stock or equity securities senior to our common stock in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt-to-equity, as consideration in acquisitions or for other reasons. To the extent we issue additional equity securities, the ownership of our existing stockholders would be diluted and our earnings per share could be reduced. In addition, the selling stockholders will continue to own a significant number of shares of our common stock that, subject to the lock-up described in "Underwriting," they may sell in the future. We cannot predict the effect, if any, that future sales or issuances of shares of our common stock or other equity securities, or the availability of shares of our common stock or any other equity securities for future sale or issuance, will have on the trading price of our common stock.

The price of our common stock may fluctuate significantly, which could negatively affect us and holders of our common stock.

              The trading price of our common stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. For instance, if our financial results are below the expectations of securities analysts and investors, the market price of our common stock could decrease, perhaps significantly. Other factors that may affect the market price of our common stock include announcements relating to significant corporate transactions; fluctuations in our quarterly and annual financial results; operating and stock price performance of companies that investors deem comparable to us; future sales by us or our subsidiaries of equity, equity-related or debt securities; the amount, if any, of dividends that we pay on our common stock; anticipated or pending investigations, proceedings or litigation that involve or affect us; changes in regional, national or global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility; and changes in government regulation or proposals relating to us. In addition, the U.S. and global securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Market fluctuations and broad market, economic and industry factors may negatively affect the price of our common stock, regardless of our operating performance. You may not be able to sell your shares of our common stock at or above the public offering price, or at all. Any volatility of or a significant decrease in the market price of our common stock could also negatively affect our ability to make acquisitions using our common stock.

We may not pay cash dividends on our common stock in the future.

              Future cash dividends will depend upon our financial condition, earnings and other factors deemed relevant by our Board of Directors. Payment of dividends is subject to applicable laws and to restrictions in applicable debt agreements. This could adversely affect the market price of our common stock.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

              The selected condensed consolidated historical income statement data for the years ended December 31, 2013, 2012 and 2011 and the selected consolidated historical balance sheet data as of December 31, 2013 and 2012 presented below have been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement. The selected condensed consolidated historical income statement data for the years ended December 31, 2010 and 2009 have been derived from our audited consolidated financial statements not incorporated by reference in this prospectus supplement. The selected consolidated historical income statement data for the three months ended March 31, 2014 and 2013 and the selected consolidated historical balance sheet data as of March 31, 2014 have been derived from our unaudited consolidated financial statements. In the opinion of management, the unaudited financial data provided herein have been prepared on substantially the same basis as the audited consolidated financial statements and reflect all normal and recurring adjustments necessary for a fair statement of the information for the periods presented. Results for the three months ended March 31, 2014 may not be indicative of the results for the year ending December 31, 2014. Unless otherwise indicated, all financial data presented in this prospectus supplement has been prepared in accordance with United States generally accepted accounting principles ("GAAP").

              This information should be read in conjunction with our consolidated financial statements (including the related notes thereto) and the disclosure under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, each of which is incorporated by reference into this prospectus supplement.

	Three Months Ended March 31,		Year Ended December 31,
	2014(1)	2013(2)	2013(3)	2012(4)	2011(5)	2010(6)	2009(7)
	(dollars in millions, except per share amounts)
Income Statement Data:
Operating revenues (excluding out-of-pockets)	$505.2	$495.2	$1,960.6	$1,892.4	$1,744.0	$1,713.6	$1,595.4
Income from operations	68.1	74.6	313.2	157.3	260.1	344.6	274.3
Other income, net	93.6	73.2	243.2	373.5	38.7	141.7	85.1
Income before income taxes and non-controlling interest	160.5	143.8	544.9	519.5	274.0	476.6	354.5
Net income attributable to DST Systems, Inc.	100.4	93.2	352.6	324.0	183.1	318.5	241.6
Basic earnings per share	2.39	2.10	8.15	7.22	4.01	6.78	4.87
Diluted earnings per share	2.37	2.04	8.00	7.08	3.95	6.73	4.84
Non-GAAP diluted earnings per share(8)	1.12	0.99	4.57	3.98	4.09	4.43	3.59
Cash dividends per share of common stock	0.30	0.30	1.20	0.80	0.70	0.60	—

		As of December 31,
	As of March 31, 2014
		2013(3)	2012(4)	2011(5)	2010(6)	2009(7)
Balance Sheet Data:
Total assets	$3,076.0	$3,090.5	$3,392.5	$3,428.6	$3,339.4	$2,912.8
Total debt	669.3	683.0	1,011.6	1,380.3	1,209.4	1,221.9
Shareholders' equity	1,243.2	1,183.8	1,079.7	820.0	824.4	634.4

(1)
In the three months ended March 31, 2014, the Company recorded net gains on securities and other investments of $90.0 million including dividend income from a private company investment of $33.2 million, which were included in other income, net on the Consolidated Statement of Income.

(2)
In the three months ended March 31, 2013, the Company recorded net gains on securities and other investments of $72.3 million, which were included in other income, net, in the Consolidated Statement of Income.

(3)
In 2013, the Company recorded net gains on securities and other investments of $222.8 million, which were included in other income, net on the Consolidated Statement of Income.

(4)
In 2012, the Company recorded a goodwill impairment charge of $60.8 million associated with its U.K. Customer Communications business and recorded net gains on securities and other investments of $293.7 million and dividend income from a private company investment of $48.4 million, both of which are included in other income, net, in the Consolidated Statement of Income.

(5)
In 2011, the Company acquired the following businesses: ALPS Holdings, Inc., Newkirk Products, Inc., Lateral Group Limited, Intellisource Healthcare Solutions, Finix Business Strategies, LLC, Finix Converge, LLC and Subserveo, Inc. Additionally, the Company recorded net gains on securities and other investments of $17.2 million, which is included in other income, net, in the Consolidated Statement of Income.

(6)
In 2010, the Company recognized $73.4 million of contract termination payment operating revenues resulting from the early termination of two client processing agreements. The Company recorded $70.8 million of net gains on securities and other investments and dividend income from a private equity investment of $54.7 million, both of which are included in other income, net, in the Consolidated Statement of Income.

(7)
In 2009, the Company recognized a $41.7 million gain associated with the purchase of the remaining 50% equity interest of Argus on March 31, 2009. The Company recorded net gains on securities and other investments of $17.2 million, which were included in other income, net, in the Consolidated Statement of Income.

(8)
Non-GAAP diluted earnings per share have been calculated by taking into account the impact of certain items that are not necessarily ongoing in nature, do not have a high level of predictability associated with them or are non-operational items. Management believes the exclusion of these items provides a useful basis for evaluating underlying business unit performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating business unit performance utilizing GAAP financial information. A reconciliation of diluted earnings per share and non-GAAP diluted earnings per share is included below. In addition, a description of the items removed from net income for the three years ended December 31, 2013 is included in Item 7, Use of Non-GAAP Financial Information, of our consolidated financial statements for the year ended December 31, 2013, which are incorporated by reference herein. In addition, a description of the items removed from net income for the three months ended March 31, 2014 and 2013 is included in our

    Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, under the section "Use of Non-GAAP Financial Information," which is incorporated by reference herein.

Reconciliation of Reported Diluted Earnings per Share to non-GAAP Diluted Earnings per Share

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
GAAP diluted earnings per share	$2.37	$2.04	$8.00	$7.08	$3.95	$6.73	$4.84
Net gains on securities and other investments	(1.32)	(0.98)	(3.14)	(4.54)	(0.23)	(1.76)	(0.21)
Business development/advisory expenses	0.03	—	—	0.02	0.06	—	—
Employee termination expenses	0.04	—	0.09	0.29	0.08	0.27	—
Equity in earnings of unconsolidated affiliates items	—	—	(0.10)	(0.20)	0.06	—	(0.05)
Contract termination payments received, net	—	(0.08)	(0.08)	—	(0.03)	(0.87)	—
Loss accruals	—	0.06	0.06	0.04	0.08	—	—
Leased facility abandonment costs (gains)	—	—	(0.06)	0.22	—	—	—
Net losses on real estate assets	—	—	0.04	0.09	—	—	—
Goodwill impairment	—	—	—	1.33	—	—	—
Insurance Solutions asset impairment and other costs	—	—	—	0.11	—	—	—
Charitable contribution of securities	—	—	—	(0.06)	—	—	—
Restructuring cost to amend sales/marketing agreements	—	—	—	—	0.10	—	—
Loss (gain) on repurchase of convertible debentures	—	—	—	—	0.02	0.09	(0.02)
Gain on acquisition of business (Argus)	—	—	—	—	—	—	(0.85)
Income tax items	—	(0.05)	(0.24)	(0.40)	—	(0.03)	(0.12)

Non-GAAP diluted earnings per share	$1.12	$0.99	$4.57	$3.98	$4.09	$4.43	$3.59

PRICE RANGE OF COMMON STOCK

              Our common stock is listed on the NYSE under the symbol "DST."

              The following table sets forth the quarterly range of the high and low per share daily sales prices for our common stock as reported by the NYSE.

Year Ending December 31, 2012	High	Low
First Quarter	$54.76	$45.67
Second Quarter	$55.63	$49.37
Third Quarter	$56.25	$49.76
Fourth Quarter	$62.33	$54.44

Year Ending December 31, 2013	High	Low
First Quarter	$70.42	$60.75
Second Quarter	$70.88	$63.80
Third Quarter	$76.56	$65.80
Fourth Quarter	$91.04	$74.70

Year Ending December 31, 2014	High	Low
First Quarter	$99.16	$86.64
Second Quarter (through May 8, 2014)	$96.63	$85.59

              As of April 30, 2014, there were approximately 9,366 common stockholders of record.

              In 2010, we began paying cash dividends on our common stock. Future cash dividends will depend upon financial condition, earnings and other factors deemed relevant by our board of directors. Payment of dividends is subject to applicable laws and to restrictions in applicable debt agreements. Our board of directors unanimously determined to increase our dividend frequency from a semi-annual basis to a quarterly basis beginning in the first quarter of 2013. On January 29, 2014, our board of directors declared a quarterly cash dividend of $0.30 per share on our common stock. The dividend was paid on March 14, 2014. We expect to declare our regular quarterly dividend for the second quarter in May, and pay such dividend to holders of record on the applicable record date in June 2014.

              On January 29, 2014, our board of directors authorized a $250 million share repurchase plan, which is separate from the Repurchase. The existing share repurchase plan allows, but does not require, the repurchase of common stock in open market and private transactions. We have not repurchased any shares under the existing share repurchase plan and currently do not intend to repurchase any shares under the existing share repurchase plan in the near term.

 USE OF PROCEEDS

              The selling stockholders will receive all net proceeds from the sale of our common stock in this offering. We will not receive any of the proceeds from the sale of the shares of our common stock in this offering.

 CAPITALIZATION

              The following table sets forth our consolidated capitalization as of March 31, 2014 on a historical basis and as adjusted to give effect to the Repurchase and costs and expenses relating to this offering and the Repurchase. The Company will not receive any proceeds from this offering. The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, our unaudited consolidated financial statements and the related notes thereto contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, which is incorporated by reference into this prospectus supplement.

	As of March 31, 2014
	Actual	As Adjusted
	(dollars in millions)
Cash and cash equivalents(1)	$140.1	$39.4

Investments(1)	$778.0	$678.0

Long-term debt:
Accounts receivable securitization program	$150.0	$150.0
Secured promissory notes	7.6	7.6
Term loan credit facility	125.0	125.0
Revolving credit facilities(2)	—	—
Senior notes	370.0	370.0
Related party credit agreements	5.3	5.3
Other indebtedness	11.4	11.4

Total debt	669.3	669.3

Less short-term debt	282.1	282.1

Total long-term debt	387.2	387.2
Stockholders' equity:
Preferred stock, $0.01 par value (no shares issued or outstanding, actual or as adjusted):	—	—
Common Stock, $0.01 par value (95.3 million shares issued and 42.1 million shares outstanding, actual; 92.9 million shares issued and 39.7 million shares outstanding, as adjusted)(3):	1.0	1.0
Additional paid-in capital	185.4	45.0
Retained earnings	3,865.2	3,804.9
Treasury stock, at cost	(3,075.8)	(3,075.8)
Accumulated other comprehensive income	267.4	267.4

Total stockholders' equity	$1,243.2	$1,042.5

Total capitalization	$1,912.5	$1,711.8

(1)
We intend to utilize a combination of cash on hand and proceeds from the sale of investments to fund the costs and expenses of this offering and the Repurchase. We expect to temporarily draw on our revolving credit facility to manage cash flows for these expenditures as we monetize investments.

(2)
Our revolving credit facilities include our syndicated line of credit facility, which matures on July 1, 2015 and contains grid schedules that adjust borrowing costs up or down based on our consolidated leverage ratio.

(3)
Shares acquired in the Repurchase will be cancelled and retired.

 SELLING STOCKHOLDERS

              The following table and the notes thereto set forth information regarding the beneficial ownership of our common stock by the selling stockholders as of April 30, 2014, and as adjusted to reflect the sale of the shares of common stock offered in this offering and the Repurchase. All information contained in this section (other than the information regarding percentage of our common stock and economic interest in our Company owned by the selling stockholders) is based upon the information provided to us by the selling stockholders, and we have not independently verified this information.

              Pursuant to the governance and standstill agreement, on the earlier of the consummation of this offering and the Repurchase, the first date on which the Argyros Group owns less than 10% of our outstanding common stock and the expiration of Mr. Law's, or his replacement's, current term as a director, Mr. Law, or his replacement, will resign from our board. In addition, Mr. Clark, or his replacement, has been nominated for election as a director at our 2014 annual meeting. If Mr. Clark, or his replacement, is elected, then Mr. Clark, or his replacement, and Mr. Law will be the two Argyros Group nominees until such time as Mr. Law resigns from our board as described above. After such time and for so long as the Argyros Group owns 5% or more of our outstanding common stock, the Argyros Group will have the right to nominate one director for election at our annual meeting unless a nominee named by the Argyros Group already sits on our board and is not up for election at such annual meeting. On the first date the Argyros Group beneficially owns less than 5% of our outstanding common stock, Mr. Clark, or his replacement, will resign from our board.

              The number of shares of common stock beneficially owned by the selling stockholders is determined under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after April 30, 2014 through the exercise of any stock option or other right. The applicable percentage of ownership for the selling stockholders is based on 42,121,229 shares of common stock outstanding as of April 30, 2014.

Name of Selling Stockholder	Beneficial Ownership Before Offering and Repurchase			Shares Offered by this Prospectus(1)	Shares to be Sold in the Repurchase	Beneficial Ownership After Offering and Repurchase(1)
	Shares		Percentage			Shares		Percentage
Julia A. Argyros	9,203,301	(2)	21.8%	0	0	1,416,558	(3)	3.4%
The Argyros Family Trust(4)	8,847,570		21.0%	3,286,543	1,410,641	1,060,827		2.5%
HBI Financial, Inc.(5)	4,130,500		9.8%	2,070,657	1,018,902	1,040,941		2.5%

(1)
Assumes no exercise of the underwriters' option to purchase up to an additional 267,860 shares of our common stock from the selling stockholders.

(2)
Includes: (i) 4,715,384 shares held by the Argyros Family Trust (the "Trust"), of which Julia A. Argyros is the sole trustee, (ii) 4,130,500 shares held by HBI Financial, Inc. ("HBI"), of which Julia A. Argyros is the Chief Executive Officer and the Trust is the sole stockholder, (iii) 1,686 shares held by GLA Financial Corporation ("GLA"), of which Julia A. Argyros is the President and Chief Executive Officer and the Trust is the sole stockholder, and (iv) 355,731 shares held by the Argyros Family Foundation, of which Julia A. Argyros is the President and Chief Executive Officer. Julia A. Argyros has no pecuniary interest in shares held by the Argyros Family Foundation, which is a charitable foundation, and disclaims beneficial ownership of the shares held by the Argyros Family Foundation. The Argyros Family Foundation is not a selling stockholder. The address for Julia A. Argyros is 949 South Coast Drive, Suite 600, Costa Mesa, California 92626.

(3)
Beneficial ownership after offering and Repurchase reflects the sale of shares by the Argyros Family Trust and HBI Financial, Inc., of which Julia A. Argyros is the beneficial owner.

(4)
Includes: (i) 4,715,384 shares held by the Trust, (ii) 4,130,500 shares held by HBI, of which the Trust is the sole stockholder and (iii) 1,686 shares held by GLA, of which the Trust is the sole stockholder. The address for the Trust is 949 South Coast Drive, Suite 600, Costa Mesa, California 92626.

(5)
The address for HBI is 600 University Street, Suite 3600, Seattle, Washington 98101.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

              The following is a summary of material U.S. federal income tax considerations applicable to a Non-U.S. Holder (defined below) with respect to the ownership and disposition of our common stock. This summary assumes that investors purchased our stock in this offering and hold our common stock as capital assets for U.S. federal income tax purposes, which generally means as property held for investment. As used in this discussion, a "Non-U.S. Holder" means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, neither a partnership (nor an entity classified as a partnership for U.S. federal income tax purposes) nor a U.S. Holder, as defined below. A "U.S. Holder" means a beneficial owner of our common stock that is, for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof, (3) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, and (4) a trust, (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of our common stock that is a partnership and partners in such partnership should consult their tax advisors regarding the U.S. federal income tax consequences of holding and disposing of our common stock, as the case may be. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular Non-U.S. Holders in light of their individual circumstances or the U.S. federal income tax consequences applicable to holders that are subject to special rules, such as controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, banks or other financial institutions, insurance companies, tax-exempt organizations, United States expatriates, broker-dealers and traders in securities, and holders that hold our common stock as part of a "straddle," "hedge," "conversion transaction" or other integrated investment. Further, this summary does not include any description of any alternative minimum tax consequences, the Medicare contribution tax on net investment income, U.S. federal estate or gift tax laws or the tax laws of any state, local or foreign government that may be applicable to our common stock.

              This discussion is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, rulings and other administrative pronouncements issued by the Internal Revenue Service (the "IRS") and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly on a retroactive basis. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus supplement.

              This summary is for general information only and is not tax advice. Accordingly, we urge prospective investors to consult their tax advisors with respect to the tax consequences to them of the ownership and disposition of our common stock in light of their own particular circumstances, including the tax considerations under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal and other tax laws.

              The rules governing U.S. federal income taxation of Non-U.S. Holders are complex and this section provides only a summary of such rules. Non-U.S. Holders should consult their tax advisors to determine the effect of U.S. federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in our common stock, including any reporting requirements.

Distributions on Common Stock

              If we make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder's adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will generally be treated as described below under "—Sale, Exchange or Other Disposition of Common Stock."

              Dividends paid to a Non-U.S. Holder of our common stock generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN (or applicable successor form) certifying its entitlement to benefits under a treaty. A Non-U.S. Holder who is subject to withholding tax should consult its tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

              If a Non-U.S. Holder of our common stock is engaged in a trade or business in the United States, the Non-U.S. Holder will be subject to U.S. federal income tax at ordinary U.S. federal income tax rates (on a net basis in the same manner in which citizens and residents of the United States would be subject to U.S. federal income tax) on dividends that are effectively connected with the conduct of such trade or business or, if certain tax treaties apply, on dividends that are attributable to such holder's permanent establishment in the United States, and such dividends will not be subject to the withholding described above. In the case of such holder that is a non-U.S. corporation, such holder may also be subject to a 30% "branch profits tax" (unless the holder qualifies for a lower rate under an applicable U.S. income tax treaty) on such effectively connected dividends, as adjusted for certain items.

              Generally, to claim the benefit of any applicable U.S. tax treaty or an exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, a Non-U.S. Holder must provide a properly executed IRS Form W-8BEN for treaty benefits or IRS Form W-8ECI for effectively connected income (or such successor form as the IRS designates), before the distributions are made. These forms must be periodically updated. A Non-U.S. Holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisers regarding their entitlement to benefits under an applicable income tax treaty and the specific manner of claiming the benefits of the treaty.

Sale, Exchange or Other Disposition of Common Stock

              A Non-U.S. Holder will not generally be subject to U.S. federal income with respect to gain upon the sale, exchange or other disposition of our common stock, unless:

  •
  such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met;

  •
  the income or gain is "U.S. trade or business income," which means income or gain that is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States and, in the case of certain tax treaties, the income or gain is attributable to a permanent establishment or a fixed base in the United States; or

  •
  our common stock constitutes a U.S. real property interest because we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the period that the Non-U.S. Holder held the common stock.

              We believe that we are currently not a United States real property holding corporation and will not become one in the future.

              An individual Non-U.S. Holder described in the first bullet point immediately above is subject to U.S. federal income tax on the Non-U.S. Holder's gains (including gain from the sale of common stock, net of applicable United States source losses incurred on sales or exchanges of other capital assets during the year, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses) at a flat rate of 30% (or at a reduced rate set under an applicable tax treaty). U.S. trade or business income of a Non-U.S. Holder will generally be subject to U.S. federal income tax on a net basis in the same manner in which citizens or residents of the United States would be subject to U.S. federal income tax. A Non-U.S. Holder that realizes U.S. trade or business income with respect to our common stock should consult its tax advisors as to the treatment of such income or gain, including the possible imposition of a branch profits tax of 30% (or at a reduced rate set under an applicable tax treaty) for corporate Non-U.S. Holders.

Foreign Account Tax Compliance Act

              Legislation enacted in 2010 and regulations and other guidance issued thereafter will require, after June 30, 2014, withholding at a rate of 30% on dividends in respect of, and after December 31, 2016, withholding at a rate of 30% on gross proceeds from the sale of shares of our stock held by or through certain foreign financial institutions (including investment funds), unless such institution undertakes certain diligence and reporting obligations and enters into an agreement with the Treasury to report, on an annual basis, information with respect to shares in, or accounts maintained by, the institution to the extent such shares are held by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and withhold 30% on certain payments to non-compliant foreign financial institutions, or such institution otherwise qualifies for an exemption under these rules. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance may modify these requirements. Accordingly, the entity through which our shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, shares of our stock held by an investor that is a non-financial non-U.S. entity which does not qualify under certain exceptions will be subject to withholding at a rate of 30% beginning after the dates noted above, unless such entity either (i) certifies to us that such entity does not have any "substantial United States owners," (ii) provides certain information regarding the entity's "substantial United States owners," which we will in turn provide to the Secretary of the Treasury or (iii) otherwise qualifies for an exemption under these rules. We will not pay any additional amounts to stockholders in respect of any amounts withheld. Non-U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of these rules on their investment.

Information Reporting and Backup Withholding

              A Non-U.S. Holder may be required to comply with certification procedures to establish that the holder is not a U.S. person in order to avoid backup withholding tax with respect to payments of dividends on our common stock, or the proceeds of the sale or other disposition of the common stock. In addition, information returns may be filed with the IRS in connection with payments on our common stock and the proceeds from a sale or other disposition of such common stock. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established. Any amount withheld from a payment to a Non-U.S. Holder under backup withholding rules is allowable as a credit against the Non-U.S. Holder's federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

              Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, and Morgan Stanley & Co. LLC, or Morgan Stanley, are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholders and the underwriters, the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholders, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,142,882
Morgan Stanley & Co. LLC	2,142,882
Robert W. Baird & Co.	208,930
Credit Suisse Securities (USA) LLC	208,930
Wells Fargo Securities, LLC	203,573
Avondale Partners, LLC	150,001
Evercore Group L.L.C.	150,001
Sterne, Agee & Leach, Inc.	150,001

Total	5,357,200

              Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

              We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              The representatives have advised us and the selling stockholders that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $2.01 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$84.00	$450,004,800	$472,505,040
Underwriting discount	$3.36	$18,000,192	$18,000,192
Proceeds, before expenses, to the selling stockholders	$80.64	$432,004,608	$454,504,848

              The expenses of the offering, not including the underwriting discount, are estimated at $750,000 and are payable by us and the selling stockholders.

Option to Purchase Additional Shares

              The selling stockholders have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 267,860 additional shares at the public offering price. If the underwriters exercise this option, each underwriter will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

              We, the selling stockholders and our executive officers and directors (other than our departing lead director) have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch and Morgan Stanley. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

  •
  offer, pledge, sell or contract to sell any common stock,

  •
  sell any option or contract to purchase any common stock,

  •
  purchase any option or contract to sell any common stock,

  •
  grant any option, right or warrant for the sale of any common stock,

  •
  lend or otherwise dispose of or transfer any common stock,

  •
  request or demand that we file a registration statement related to the common stock, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

              This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. Merrill Lynch and Morgan Stanley, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

New York Stock Exchange Listing

              The shares are listed on the New York Stock Exchange under the symbol "DST."

Price Stabilization, Short Positions

              Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

              In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. "Naked" short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

              In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

              Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. An affiliate of Merrill Lynch acts as lender under our $125 million term loan credit facility due 2014 and as bookrunner, co-lead arranger, administrative agent and lender under our $630 million revolving credit facility due 2015, or our revolving credit facility. An affiliate of Wells Fargo Securities, LLC acts as bookruner, co-lead arranger, syndication agent and lender under our revolving credit facility. In addition, Morgan Stanley is acting as financial advisor to the Argyros Family Trust with respect to certain financial advisory matters.

              In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

              In relation to each Member State of the European Economic Area, each, a Relevant Member State, no offer of shares may be made to the public in that Relevant Member State other than:

    A.
    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

    B.
    to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

    C.
    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

        provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

              Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

              The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

              This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

              For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

              In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as relevant persons). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

              The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

              Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

              This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

              No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

              Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

              The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

              This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

              The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

              The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

              This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

              Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

    (a)
    a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

    (b)
    a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

    (a)
    to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

    (b)
    where no consideration is or will be given for the transfer;

    (c)
    where the transfer is by operation of law;

    (d)
    as specified in Section 276(7) of the SFA; or

    (e)
    as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

              The validity of the issuance of the shares of common stock offered hereby will be passed upon for the Company by Randall D. Young, Esq., General Counsel for DST Systems, Inc. Skadden Arps, Slate, Meagher & Flom LLP, New York, New York is representing the Company in the offering and the underwriters are being represented by Latham & Watkins LLP, Los Angeles, California. Gibson, Dunn & Crutcher LLP, Los Angeles, California is acting as legal counsel to the selling stockholders.

EXPERTS

              The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

              This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all of the information set forth in the registration statement. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules of the SEC allow us to omit from this prospectus some of the information included in the registration statement. This information may be read and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of these public reference facilities. The SEC maintains an Internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that are subject to the SEC's reporting requirements.

              We are subject to the informational requirements of the Exchange Act. We fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. These reports and other information are available as provided above.

INFORMATION INCORPORATED BY REFERENCE

              We incorporate by reference into this prospectus supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and any other filings on or after the date of this prospectus supplement, until we have sold all of the offered securities to which this prospectus supplement relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this prospectus supplement. Any statement in a document incorporated by reference into this prospectus supplement will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus supplement or (2) any other subsequently filed document that is incorporated by reference into this prospectus supplement modifies or supersedes such statement.

              The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement. This prospectus supplement incorporates by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2013;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

  •
  our Current Reports on Form 8-K filed February 13, 2014, March 24, 2014, April 23, 2014 and May 5, 2014;

  •
  our Definitive Proxy Statement on Schedule 14A filed March 28, 2014; and

  •
  The description of our common stock and related rights to purchase preferred stock and our Series A Preferred Stock, each contained in our registration statement on Form 8-A, filed with the SEC on November 17, 1995, as amended by Form 8-A12B/A, Amendment No. 1, filed with the SEC on March 14, 2003, and any amendment or report filed thereafter for the purpose of updating such information.

              Any statement made in this prospectus supplement, the accompanying prospectus, or in a document incorporated by reference into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

              You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC's Internet site at http://www.sec.gov. We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and accompanying prospectus are delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference into this prospectus supplement, the accompanying prospectus or the registration statement. You should direct requests for documents by writing to:

DST Systems, Inc.
333 West 11th Street
Kansas City, Missouri 64105
Tel.: (816) 435-1000
Attention: Secretary

              The incorporated materials may also be found on the Investor Relations portion of our website at http://www.dstsystems.com/investor-center/. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus supplement or the registration statement.

Prospectus

DST Systems, Inc.

Debt Securities
Preferred Stock
Common Stock
Warrants

        DST Systems, Inc. may offer from time to time (i) unsecured senior or subordinated debt securities, (ii) preferred stock, (iii) common stock, including the associated preferred share purchase right and (iv) warrants to purchase debt securities, preferred stock, common stock, or other securities. The rights to purchase shares of our Series A Preferred Stock are attached to and trade with the shares of our common stock. The value attributed to such rights, if any, is reflected in the market price of our common stock.

        We will provide the terms of these securities in supplements to this prospectus.

        In addition, selling stockholders to be named in a prospectus supplement may offer shares of our common stock from time to time.

        To the extent that any selling stockholder resells any securities, the selling stockholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling stockholder and the terms of the securities being offered.

        You should read this prospectus and any prospectus supplement before you invest.

        Our common stock is listed on the New York Stock Exchange under the symbol "DST". If we decide to seek a listing of any debt securities, preferred stock or warrants offered by this prospectus, the related prospectus supplement will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any.

        Our principal office is located at 333 West 11th Street, Kansas City, Missouri, 64105. Our telephone number is (816) 435-1000.

        Investing in our securities involves risk. See "Risk Factors" beginning on page 2. You should carefully review the risks and uncertainties described under the heading "Risk Factors" contained in the applicable prospectus supplement and under similar headings in the other documents that are incorporated herein by reference.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 5, 2014

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission, or SEC, using the "shelf" registration process. Under this shelf process, we and/or the selling stockholders may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we and/or the selling stockholders may offer. We will provide the terms of these securities in supplements to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. We urge you to read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        As used in this prospectus, "DST," "DST Systems," "the Company," "we," "our," "ours," and "us" refer to DST Systems, Inc., a Delaware corporation, and its consolidated subsidiaries, and "our board of directors" refers to the board of directors of DST Systems, Inc., except where the context otherwise requires or as otherwise clearly indicated.

        References to "securities" include any security that we or our security holders might sell under this prospectus or any prospectus supplement.

        This prospectus contains summaries of certain provisions contained in some of the documents described herein. Please refer to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under "Where You Can Find More Information."

DST SYSTEMS

        We are a leading provider of proprietary technology-based information processing and servicing solutions to many of the largest financial services and healthcare companies around the world. We serve clients in the asset management, brokerage, retirement, insurance, healthcare, telecommunications, utility and other markets. Our solutions help clients process, communicate and safeguard critical customer information. The services we provide include transaction processing, business process outsourcing, ancillary consulting and professional services, information technology services (such as data and software hosting), integrated print, mail and electronic customer communications solutions and data analytics. We provide these services using our deep industry knowledge, proprietary technology and scalable infrastructure for clients that operate in complex, highly regulated, and high-volume transactional business environments. Our business was established in 1969 and had operating revenues of $1,960.6 million in 2013.

        We manage our business through three primary operating segments: Financial Services, Healthcare Services and Customer Communications. Our investments in equity securities, private equity, real estate and other financial interests have been aggregated into our Investments and Other Segment.

        Our principal executive offices are located at 333 West 11th Street, Kansas City, Missouri, 64105, and our telephone number is (816) 435-1000. We maintain an internet website at http://www.dstsystems.com. The information contained in or connected to our website is not a part of this prospectus.

 RISK FACTORS

        You should consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2013, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, the risk factors described under the caption "Risk Factors" in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See "Where You Can Find More Information" in this prospectus. You should also carefully review the cautionary statement in this prospectus referred to under "Cautionary Statement Regarding Forward-Looking Statements."

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the accompanying prospectus supplement, including the documents incorporated by reference herein and therein, and other statements that DST Systems may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, with respect to DST Systems' financial condition, results of operations, business performance, strategies, expectations and other matters. Such forward-looking statements are based upon assumptions by the Company's management, as of the date of this prospectus, including assumptions about risks and uncertainties faced by the Company. In addition, management may make forward-looking statements orally or in other writings, including, but not limited to, in press releases, in its annual report and in the Company's other filings with the Securities and Exchange Commission. Forward-looking statements include, but are not limited to, (i) all statements, other than statements of historical fact, that address activities, events or developments that the Company expects or anticipates will or may occur in the future or that depend on future events, or (ii) statements about our future business plans and strategy and other statements that describe the Company's outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as "may," "will," "would," "should," "potential," "strategy," "anticipates," "estimates," "expects," "project," "predict," "intends," "plans," "believes," "targets" and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements. If any of management's assumptions prove incorrect or should unanticipated circumstances arise, the Company's actual results could materially differ from those anticipated by such forward-looking statements. You should carefully read the risk factors described in "Risk Factors" herein and in the documents incorporated by reference in this prospectus and the accompanying prospectus supplement for a description of certain risks that could, among other things, cause our actual results to differ from these forward looking statements. Readers are strongly encouraged to consider those factors when evaluating any forward-looking statements concerning the Company. The Company undertakes no obligation to update any forward-looking statements in this prospectus to reflect new information, future events or developments, or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Exchange Act, under which we file annual, quarterly and special reports, proxy statements and other information with the SEC. We make available through our website at http://www.dstsystems.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. You may read and copy materials that we have filed with the SEC at the SEC's public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC's website at www.sec.gov.

        We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings on or after the date of this prospectus, until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. The documents incorporated by reference herein include:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2013;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

  •
  our Current Reports on Form 8-K filed February 13, 2014, March 24, 2014, April 23, 2014 and May 5, 2014;

  •
  our Definitive Proxy Statement on Schedule 14A filed March 28, 2014; and

  •
  The description of our common stock and related rights to purchase preferred stock and our Series A Preferred Stock, each contained in our registration statement on Form 8-A, filed with the SEC on November 17, 1995, as amended by Form 8-A12B/A, Amendment No. 1, filed with the SEC on March 14, 2003, and any amendment or report filed thereafter for the purpose of updating such information.

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus. You should direct requests for documents by writing to:

DST Systems, Inc.
333 West 11th Street
Kansas City, Missouri 64105
Tel.: (816) 435-8655
Attention: Secretary

        No person is authorized to give any information or represent anything not contained in this prospectus, any accompanying prospectus supplement and any applicable pricing supplement. We are only offering the securities in places where sales of those securities are permitted. The information contained in this prospectus, any accompanying prospectus supplement and any applicable pricing supplement, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

USE OF PROCEEDS

        Unless otherwise specified in connection with a particular offering of securities, the net proceeds from the sale of the securities offered by this prospectus will be used for general corporate purposes. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling security holder.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the ratio of our earnings to fixed charges for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Ratio of earnings to fixed charges(1)	16.7	11.7	14.5	9.4	5.2	8.6	7.6

(1)
For purposes of calculating the ratio of earnings to fixed charges, earnings represents pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus: (a) fixed charges; (b) amortization of capitalized interest; (c) distributed earnings of equity investees, minus (a) capitalized interest. Fixed charges include: (a) interest expense; and (b) the portion of rents representative of an appropriate interest factor.

DESCRIPTION OF DEBT SECURITIES

        We may offer unsecured debt securities in one or more series which may be senior, subordinated or junior subordinated, and which may be convertible into another security.

        The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and a trustee to be named in the indenture. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the applicable indenture and those made a part of the global indenture by the Trust Indenture Act of 1939, or TIA. You should read the summary below, the applicable prospectus supplement and the provisions of the applicable indenture and indenture supplement, if any, in their entirety before investing in our debt securities.

        The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

  •
  the title of the debt securities;

  •
  any limit upon the aggregate principal amount of the debt securities that may be authenticated and delivered;

  •
  the dates on which or periods during which the debt securities may be issued, and the dates on, or the range of dates within, which the principal of and premium, if any, on the debt securities are or may be payable or the method by which such date or dates will be determined or extended;

  •
  the rate or rates at which the debt securities will bear interest, if any, or the method by which such rate or rates will be determined, whether such interest will be payable in cash or additional debt securities of the same series or will accrue and increase the aggregate principal amount outstanding of such series, the date or dates from which such interest will accrue, or the method by which such date or dates will be determined, the interest payment dates on which any such interest will be payable, and the record dates for the determination of holders to whom interest is payable on such interest payment dates or the method by which such date or dates will be determined, the right, if any, to extend or defer interest payments and the duration of such extension or deferral;

  •
  if other than U.S. dollars, the foreign currency in which the debt securities will be denominated or in which payment of the principal of, premium, if any, or interest on the debt securities will be payable and any other terms concerning such payment;

  •
  if the amount of payment of principal of, premium, if any, or interest on the debt securities may be determined with reference to an index, formula or other method;

  •
  the place or places, if any, in addition to or instead of the corporate trust office of the trustee where the principal of, premium, if any, and interest on the debt securities will be payable, and where the debt securities may be presented for registration of transfer, exchange or conversion, and the place or places where notices and demands to or upon us in respect of the securities of such series may be made;

  •
  the price or prices at which, the period or periods within which or the date or dates on which, and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option, if we are to have that option;

  •
  redemption or early repayment provisions;

  •
  if other than denominations of $2,000 or any integral multiple thereof, the denominations in which the debt securities will be issuable;

  •
  if other than the principal amount thereof, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of the maturity thereof;

  •
  the guarantors, if any, of the debt securities, and the extent of the guarantees (including provisions relating to seniority, subordination, and the release of the guarantors), if any, and any additions or changes to permit or facilitate guarantees of such debt securities;

  •
  any original issue discount securities issued;

  •
  provisions, if any, for the defeasance of the debt securities in whole or in part and any addition or change in the provisions related to satisfaction and discharge;

  •
  whether the debt securities are to be issued in whole or in part in global form and, in such case, the depositary and the terms and conditions, if any, upon which interests in such global debt securities may be exchanged in whole or in part for the individual securities represented thereby in definitive form registered in the name or names of persons other than such depositary or a nominee or nominees thereof;

  •
  the date as of which any global debt securities will be dated if other than the original issuance of the first debt security to be issued;

  •
  the form of the debt securities;

  •
  if the debt securities are to be convertible into or exchangeable for any securities or property of any person (including us), the terms and conditions upon which such debt securities will be so convertible or exchangeable, and any additions or changes, if any, to permit or facilitate such conversion or exchange;

  •
  whether the debt securities are subject to subordination and the terms of such subordination;

  •
  any restriction or condition on the transferability of the debt securities;

  •
  any addition or change in the provisions related to compensation and reimbursement of the trustee which applies to the debt securities;

  •
  any addition or change in the provisions related to supplemental indentures both with and without the consent of the holders;

  •
  provisions, if any, granting special rights to holders upon the occurrence of specified events;

  •
  any addition to or change in the events of default which applies to any debt securities and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable pursuant to the indenture;

  •
  any addition to or change in the covenants set forth in the indenture which applies to debt securities; and

  •
  any other terms of the debt securities (which terms will not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series).

General

        We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.

        We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked.

        United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

        We expect most debt securities to be issued in fully registered form without coupons and in denominations of U.S.$2,000 and any integral multiples in excess thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

        Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

        The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

        The following description of certain terms of our capital stock does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation, as amended, our amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law. For more information on how you can obtain our certificate of incorporation and amended and restated bylaws, see "Where You Can Find More Information." We urge you to read our certificate of incorporation, as amended, and amended and restated bylaws in their entirety.

General

        Our certificate of incorporation provides that we are authorized to issue 410,000,000 shares of capital stock, consisting of 400 million shares of common stock, par value $0.01 per share and 10 million shares of preferred stock, par value $0.01 per share, 0.1 million shares of which are designated as Series A Preferred Stock, par value $1.00 per share. As of April 30, 2014, we had approximately 95.3 million shares of common stock issued and approximately 42,121,229 shares of common stock outstanding and no shares of preferred stock issued or outstanding. The rights to purchase shares of our Series A Preferred Stock are attached to and trade with the shares of our common stock. The value attributed to such rights, if any, is reflected in the market price of our common stock.

Preferred Stock

        The following description of certain terms of the preferred stock does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation, the applicable provisions of the Delaware General Corporation Law and the certificate of designations that relates to the particular series of preferred stock, which has been or will be filed with the SEC at or prior to the time of the sale of the related preferred stock. Certain terms of any series of preferred stock offered by any prospectus supplement will be set forth in the certificate of designations, and summarized in the prospectus supplement, relating to such series of preferred stock. If so indicated in the prospectus supplement, the terms of any such series may differ from the terms set forth below. If there are differences between the prospectus supplement relating to a particular series and this prospectus, the prospectus supplement will control. For more information on how you can obtain our certificate of incorporation and any applicable certificate of designations, see "Where You Can Find More Information." We urge you to read our certificate of incorporation and any applicable certificate of designations in their entirety.

        General.    The board of directors is authorized to provide for the issuance of shares of preferred stock in one or more classes or series, to establish from time to time the number of shares to be included in such class or series, and to fix the designations, powers, preferences and rights of the shares of each such series and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The authority of the board of directors with respect to each class or series shall include, but not be limited to, determination of the following:

  •
  the designation of the class or series;

  •
  the number of shares within the series;

  •
  whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

  •
  the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

  •
  whether the shares are redeemable, the redemption price and the terms of redemption;

  •
  whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

  •
  voting rights applicable to the series of preferred stock; and

  •
  any other powers, preferences and rights and any qualifications, limitations or restrictions of the shares of each such series.

        The number of authorized shares of our preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of our common stock, without a vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation.

        Unless otherwise specifically set forth in the certificate of designations, and summarized in the prospectus supplement, relating to a series of preferred stock, all shares of preferred stock will be of equal rank, preference and priority as to dividends; when the stated dividends are not paid in full, the shares of all series of the preferred stock will share ratably in any payment thereof; and upon liquidation, dissolution or winding up, if assets are insufficient to pay in full all preferred stock, then such assets shall be distributed among the holders ratably.

        Dividend Rights.    Except as may be set forth in the certificate of designations, and summarized in the prospectus supplement relating to a series of preferred stock, the holders of preferred stock will be entitled to receive, but only when and as declared by our board of directors out of funds legally available for that purpose, cash dividends at the rates and on the dates set forth in the certificate of designations, and summarized in the prospectus supplement relating to a particular series of preferred stock, and no more, payable quarterly.

        Redemption.    We will have such rights, if any, to redeem shares of preferred stock, and the holders of preferred stock will have such rights, if any, to cause us to redeem shares of preferred stock, as may be set forth in the certificate of designations, and summarized in the prospectus supplement, relating to a series of preferred stock.

        Conversion or Exchange.    The holders of preferred stock will have such rights, if any, to convert such shares into or to exchange such shares for, shares of any other class or classes, or of any other series of any class, of our capital stock and/or any other property or cash, as may be set forth in the certificate of designations, and summarized in the prospectus supplement, relating to a series of preferred stock.

        Voting Rights.    The holders of preferred stock will have such voting rights as required by applicable law and as may be set forth in the certificate of designations, and summarized in the prospectus supplement relating to a series of preferred stock.

        Liquidation Rights.    Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of preferred stock will have such preferences and priorities, if any, with respect to distribution of our assets or the proceeds thereof as may be set forth in the certificate of designations and summarized in the prospectus supplement relating to a series of preferred stock.

        Miscellaneous.    The transfer agent, dividend disbursing agent and registrar for the preferred stock issued in connection with this prospectus will be as set forth in the certificate of designations and summarized in the prospectus supplement. The holders of preferred stock, including any preferred stock issued in connection with this prospectus, will not have any preemptive rights to purchase or subscribe for any shares of any class or other securities of any type of ours. When issued, the preferred stock will be fully paid and nonassessable. The certificate of designations setting forth the provisions of each series of preferred stock will become effective after the date of this prospectus but on or before issuance of the related series of preferred stock.

        Series A Preferred Stock.    As of April 30, 2014, no shares of our Series A Preferred Stock were issued or outstanding. Holders of shares of Series A Preferred Stock are entitled to receive, prior to the payment of any dividends on shares ranking junior to the Series A Preferred Stock, quarterly dividends payable in cash, in shares of common stock or a combination of cash and common stock. Each 1/1,000th share of Series A Preferred Stock entitles the holder thereof to one vote on all matters voted on at a meeting of the stockholders. In the event of a merger, consolidation, combination or other transaction in which our shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, then each share of Series A Preferred Stock will at the same time be similarly exchanged or changed in an amount equal to 1,000 times the aggregate amount of stock, securities, cash and/or other property (payable in kind), as the case may be, into which or for which each share of common stock is changed or exchanged. In the event of liquidation, dissolution or winding up of the Company, no distribution will be made on any shares of our capital stock that rank junior to Series A Preferred Stock unless prior thereto the holders of shares of Series A Preferred Stock will have received an amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of our common stock.

Common Stock

        The following description of certain rights of our common stock does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation, our amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law.

        Voting Rights.    The holders of common stock are entitled to vote on the basis of one vote for each share held, except that in all elections for directors, each stockholder shall have the right to cast as many votes in the aggregate as shall equal the number of voting shares held by him or her, multiplied by the number of directors to be elected at such election, and each stockholder may cast the whole number of votes he or she has the right to cast either in person or by proxy, for one candidate or distribute them among two or more candidates.

        Dividends.    The holders of common stock are entitled to receive, when and as declared by our board of directors out of funds legally available for the purpose, dividends at such rate as shall be determined by our board of directors.

        Liquidation Rights.    In the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, our assets, if any, remaining for distribution to holders of common stock will be distributed to holders of common stock.

        Miscellaneous.    The outstanding shares of our common stock offered hereby upon issuance and payment therefor will be, fully paid and nonassessable. Our common stock has no preemptive or conversion rights and there are no redemption or sinking fund provisions applicable thereto.

        Our common stock is listed on the New York Stock Exchange under the ticker symbol "DST."

        The transfer agent and registrar for the common stock is Computershare, telephone (781) 575-4177.

Anti-Takeover Considerations

        The Delaware General Corporation Law, our certificate of incorporation and our amended and restated bylaws contain provisions which could serve to discourage or to make more difficult a change in control of us without the support of our board of directors or without meeting various other conditions.

  Extraordinary Corporate Transactions

        Delaware law provides that the holders of a majority of the shares entitled to vote must approve any fundamental corporate transactions such as mergers, sales of all or substantially all of a corporation's assets, dissolutions, etc.

  State Takeover Legislation

        Section 203 of the Delaware General Corporation Law, in general, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless (a) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans or (c) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders' meeting, and not by written consent, of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. The restrictions of Section 203 of the Delaware General Corporation Law do not apply to certain business combinations or to corporations that have elected, in the manner provided therein, not to be subject to Section 203 of the Delaware General Corporation Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders. We have elected to be governed by Section 203 of the Delaware General Corporation Law.

  Rights of Dissenting Stockholders

        Delaware law does not afford appraisal rights in a merger transaction to holders of shares that are either listed on a national securities exchange or held of record by more than 2,000 stockholders, provided that such shares will be converted into stock of the surviving corporation or another corporation, which corporation in either case must also be listed on a national securities exchange or held of record by more than 2,000 stockholders. In addition, Delaware law denies appraisal rights to stockholders of the surviving corporation in a merger if the surviving corporation's stockholders weren't required to approve the merger.

  Stockholder Action

        Delaware law provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders. Our certificate of incorporation prohibits stockholder action by written consent.

  Meetings of Stockholders

        Our certificate of incorporation provides that special meetings of the stockholders may be called at any time by a majority of the board of directors. No stockholder may call a special meeting.

  Removal of Directors

        Delaware law provides that, except in the case of a classified board of directors or where cumulative voting applies, a director, or the entire board of directors, of a corporation may be removed, with or without cause, by the affirmative vote of a majority of the shares of the corporation entitled to vote at an election of directors.

        Our certificate of incorporation provides that any or all of the directors may be removed at any time, but only for cause by the affirmative vote of holders of at least 70% of then-outstanding shares of our capital stock entitled to vote in the election of our directors.

  Vacancies

        Delaware law provides that vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, unless the governing documents of a corporation provide otherwise.

        Our amended and restated bylaws provide that newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board of directors for any reason, may be filled by vote of a majority of the directors then in office, although less than a quorum.

  No Preemptive Rights

        Holders of common stock do not have any preemptive rights to subscribe for any additional shares of capital stock or other obligations convertible into or exercisable for shares of capital stock that we may issue in the future.

  Staggered Boards

        Our certificate of incorporation provides that the number of directors shall not be fewer than three nor more than eleven and provides for a classified board of directors, consisting of three classes as nearly equal in size as reasonably possible. Each class holds office until the third annual stockholders' meeting for election of directors following the most recent election of such class.

  Interested Stockholders

        Our certificate of incorporation prohibits certain business combinations with Interested Stockholders, unless the holders of at least 70% of the outstanding shares of capital stock entitled to vote, voting together as a single class, vote in favor of any such business combination. Such business combinations include: (1) any merger or consolidation of the corporation or any subsidiary with (i) any Interested Stockholder or (ii) any other corporation (whether or not itself an Interested Stockholder) which is or after such merger or consolidation would he, an affiliate of an Interested Stockholder; (2) any sale lease, exchange mortgage, pledge transfer or other disposition to or with any Interested Stockholder, or any affiliate of any Interested Stockholder, of any assets of the corporation or any subsidiary having an aggregate fair market value equaling or exceeding 25% or more of the combined assets of the corporation and its subsidiaries; (3) the issuance or transfer by the corporation or any subsidiary of any securities of the corporation or any subsidiary to any Interested Stockholder or any affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value equaling or exceeding 25% of the combined assets of the corporation and its subsidiaries (except pursuant to an employee benefit plan of the corporation or any subsidiary thereof); (4) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of any Interested Stockholder or any affiliate of any Interested Stockholder; and (5) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any subsidiary which is owned by any Interested Stockholder or any affiliate of any Interested Stockholder. Notwithstanding the foregoing, any business combination that is approved by a majority of the disinterested directors of the corporation, shall require only the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote.

        Our certificate of incorporation defines an "Interested Stockholder" as any person who or which: (a) is the beneficial owner of more than 10% of the voting power of the outstanding shares of capital stock entitled to vote; (b) is an affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of 10% or more of the voting power of the then-outstanding shares of capital stock entitled to vote; or (c) is an assignee of or has otherwise succeeded to any shares of outstanding shares of capital stock entitled to vote which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act.

Rights Agreement

        We are party to an amended and restated stockholders' rights agreement, or the Rights Plan, dated as of October 10, 2005 and amended and restated as of August 5, 2011. By its terms, the Rights Plan will expire on October 10, 2015. Pursuant to the terms of the Rights Plan, each share of our outstanding common stock has received one Right (as defined in the Rights Plan). Each Right entitles the registered holder to purchase from the Company 1/1000ths of a share of Series A Preferred Stock, or in some circumstances, shares of our Common Stock, other securities, cash or other assets, at a purchase price of $225 per share, subject to certain adjustments. In the event a person or group becomes an Acquiring Person (as defined below), the Rights will entitle each holder of a Right to purchase, for the purchase price, that number of common shares equivalent to the number of common shares which at the time of the transaction would have a market value of twice the purchase price. Any Rights that are at any time beneficially owned by an Acquiring Person will be null and void and nontransferable and any holder of any such Right will be unable to exercise or transfer any such Right. At any time after any person or group becomes an Acquiring Person, but before a person or group becomes the beneficial owner of more than 50% of the outstanding common stock, our board of directors may elect to exchange each Right for consideration per Right consisting of one-half of the number of outstanding common stock that would be issuable at such time on the exercise of one Right and without payment of the purchase price. Under certain circumstances, we may redeem the rights in whole, but not in part, at a redemption price of $0.0025 per Right.

        "Acquiring Person" means any person (including its affiliates) who is the beneficial owner of 15% or more of the outstanding shares of stock, but not including (i) the Company or its subsidiaries, (ii) any employment benefit plan of the Company, (iii) a person and its affiliates who would become an Acquiring Person solely as a result of a reduction of the number of shares of outstanding common stock, including repurchases by the Company, until such person after becoming aware that he or she has become the beneficial owner of 15% or more of the outstanding common stock thereafter becomes the beneficial owner of additional shares of common stock, other than shares received directly from the

Company pursuant to the plan approved by the board of directors, representing 1% of more of the then outstanding common stock, (iv) George L. Argyros and his affiliates (the "Designated Holder") so long as they beneficially own 15% or more of the outstanding common stock, unless the Designated Holder thereafter becomes the beneficial owner of additional shares of common stock, other than shares received directly from the Company pursuant to the plan approved by the board of directors, representing 1% of more of the then outstanding common stock and (v) the trust created pursuant to the Rights Plan.

        The Rights, which are automatically attached to common stock, are not exercisable or transferable separately from shares of common stock until upon the earlier of (i) ten business days following a public announcement that a person or group of affiliated or associated persons, together with any person acting in concert therewith, has acquired beneficial ownership of 15% or more of the then outstanding shares of common stock; or (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person (as defined in the Rights Plan), unless the board of directors sets a later date in either event.

        The Rights Plan is intended to encourage a potential acquiring person to negotiate directly with the board of directors, but may have certain anti-takeover effects. The Rights Plan could significantly dilute the interests in the Company of an Acquiring Person. The Rights Plan may therefore have the effect of delaying, deterring or preventing a change in control of the Company.

        The description of the rights contained in this section does not describe every aspect of the rights. The Rights Plan contains the full legal text of the matters described in this section. For more information on how you can obtain a copy of the Rights Plan, see "Where You Can Find More Information."

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase debt securities, preferred stock, common stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

        The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  the title of the warrants;

  •
  the aggregate number of warrants offered;

  •
  the designation, number and terms of the debt securities, preferred stock, common stock, or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

  •
  the exercise price of the warrants;

  •
  the dates or periods during which the warrants are exercisable;

  •
  the designation and terms of any securities with which the warrants are issued;

  •
  if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

  •
  if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

  •
  any minimum or maximum amount of warrants that may be exercised at any one time;

  •
  any terms relating to the modification of the warrants;

  •
  any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

  •
  any other specific terms of the warrants.

        The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC.

SELLING STOCKHOLDERS

        Selling stockholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, shares of common stock in various private transactions. Such selling stockholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledges, donees or successors, all of whom we refer to as "selling stockholders," may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

        The applicable prospectus supplement will set forth the name of each of the selling stockholders and the number of shares of our common stock beneficially owned by such selling stockholders that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any of the selling stockholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

 LEGAL MATTERS

        Unless otherwise specified in connection with the particular offering of any securities, the validity of the securities offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

5,357,200 Shares

DST Systems, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

Morgan Stanley

Baird

Credit Suisse

Wells Fargo Securities

Avondale Partners

Evercore

Sterne Agee

May 8, 2014